Exhibit 4.5
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
Our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended. References herein to “we,” “us,” “our” or the “Company” refer to ON Semiconductor Corporation.
DESCRIPTION OF COMMON STOCK
In the paragraphs below, we describe our common stock. However, this summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Certificate of Incorporation (the “Certificate”) and our bylaws (the “Bylaws”), each as amended, copies of which have been filed with the Securities and Exchange Commission (the “Commission”) and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
Authorized Capital Stock
The Certificate provides that the total number of shares of capital stock that may be issued by the Company is 1,250,100,000, and the number of authorized shares and the par value of the shares of each such class are as follows:

Class	No. of Shares Authorized	Par Value
Common	1,250,000,000	$0.01
Preferred	100,000	$0.01
Description of the Company’s Common Stock
Voting Rights
General
Except as otherwise provided by law or as set forth in the Certificate or as otherwise provided by any outstanding series of preferred stock, the holders of the Company’s common stock will have general voting power on all matters as a single class.
Votes Per Share
On each matter to be voted on by the holders of the Company’s common stock, each outstanding share of the Company’s common stock will be entitled to one vote per share.
Cumulative Voting
Holders of the Company’s common stock are not entitled to cumulative voting of their shares in elections of Directors.
Liquidation Rights
In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the prior rights of the Company’s creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets of the Company on a pro rata basis.
Dividends
Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as, and if authorized and declared by our Board of Directors. The payment of dividends on the common stock will be a business decision to be made by our Board of Directors from time to time based upon results of our operations and our financial condition and any other factors our Board of Directors considers relevant. Payment of dividends on the Company’s common stock may be restricted by loan agreements, indentures, and other transactions entered into by us from time to time. In addition, our principal income consists of dividends paid to us by our subsidiaries. Our subsidiaries’ ability to pay dividends could be limited or restricted from time to time by loan agreements, indentures, and other transactions or by law or regulatory authorities.

Preemptive and Other Rights
No holder of shares of any class or series of capital stock of the Company has any preemptive right to subscribe for, purchase, or otherwise acquire shares of any class or series of capital stock of the Company. The common stock has no conversion rights and is not subject to redemption. All outstanding shares of common stock are fully paid and nonassessable.
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s common stock is currently Computershare Investor Services, LLC, but this may change from time to time.
Anti-Takeover Provisions
The DGCL, the Certificate, and the Bylaws contain provisions that could discourage or make more difficult a change in control of the Company, including an acquisition of the Company by means of a tender offer or an acquisition of the Company by means of a proxy contest and removal of the Company’s incumbent officers and directors, without the support of the Board of Directors. A summary of these provisions follows.
Board of Directors
Subject to the rights granted to holders of preferred stock, members of our Board of Directors (each a “Director” and collectively, “Directors”) may be removed from office for any reason with the affirmative vote of the majority of holders of the voting power of the Company’s capital stock entitled to vote generally in the election of Directors.
The Certificate limits the number of Directors. Within these limits, the Board of Directors must determine the exact number of Directors and may increase or decrease the size of the Board of Directors from time to time. Any vacancy on the Board of Directors may be filled by a majority of the Directors then in office, or in certain cases, by a sole remaining Director.
Under the Bylaws, subject to the rights granted to holders of preferred stock, each Director is elected by the vote of the majority of the votes cast with respect to that Director’s election at any meeting for the election of Directors at which a quorum is present. However, if, as of the 10th day preceding the date we first mail the notice of such meeting to our stockholders, the number of nominees exceeds the number of Directors to be elected (“Contested Election”), the Directors shall be elected by the vote of a plurality of the votes cast. A majority of votes cast means that the number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that Director’s election).
In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, the incumbent Director must promptly tender his or her resignation to the Board of Directors. The Governance and Sustainability Committee of the Company, or such other committee designated by the Board of Directors for this purpose (the “Committee”), shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board of Directors must act on the resignation, taking into account the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider any factors and other information that it considers appropriate and relevant. If the Board of Directors accepts a Director’s resignation pursuant to these provisions, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the resulting vacancy may be filled by vote of a majority of the Directors then in office.
This system of electing and removing Directors may discourage a third party from making a tender offer, or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the Directors.

Stockholder Meetings
Under the Bylaws, except as described below, only the Board of Directors or the chair of the Board of Directors may call special meetings of stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting. The Bylaws also provide that, subject to certain requirements and restrictions, a special meeting of stockholders may also be called upon the written request of stockholders holding at least 25% of the voting power of the outstanding capital stock of the Company entitled to vote on the matters to be brought before the proposed special meeting. The requesting stockholders must timely provide certain specified information, including information with respect to the requesting stockholders and the beneficial owners, if any, on whose behalf the proposal is made, their holdings of Company stock, the matters to be acted upon at the proposed special meeting, and any material interest of the requesting stockholders and beneficial owners in such matters.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The Bylaws contain provisions requiring stockholders to give advance written notice to the Company of a proposal or Director nomination in order to have the proposal or the nominee considered at an annual meeting of stockholders. The written notice must generally be given not less than 90 days, nor more than 120 days, before the first anniversary of the preceding year’s annual meeting. The stockholders submitting the proposal or Director nomination must timely provide certain specified information, including a brief description of the proposal, the name and address of the stockholder, the class and number of shares owned by the stockholder, and any material interest of the stockholder in such proposal.
Undesignated Preferred Stock
The Certificate authorizes the issuance of undesignated or “blank check” preferred stock. The authorization of blank check preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying, deterring, or preventing a change in control or management of the Company.
Business Combinations with Interested Stockholders
The Certificate provides that Section 203 of the DGCL shall not apply to or govern the Company.
Amendment of Charter or Bylaw Provisions
The amendment of specified provisions of the Certificate and Bylaws requires approval by holders of at least 66 2/3% of the voting power of the Company’s capital stock entitled to vote in the election of Directors. Among other such provisions are the provisions described above under the headings “Stockholder Meetings,” “Requirements for Advance Notification of Stockholder Nominations and Proposals,” and “Business Combinations with Interested Stockholders.” In addition, the same vote would be required to change this voting requirement.